UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 6, 2013

Verint Systems Inc.
(Exact name of registrant as specified in its charter)

001-34807
(Commission File Number)

Delaware	11-3200514
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

330 South Service Road, Melville, New York	11747
(Address of principal executive offices)	(Zip code)
(631) 962-9600
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On March 6, 2013 (the “Closing Date”), Verint Systems Inc. (the “Company”) entered into an amendment and restatement agreement (the “Amendment Agreement”) with, among others, Credit Suisse AG, as administrative agent and collateral agent for the lenders party thereto (in such capacities, the “Agent”), providing for the amendment and restatement, effective as of the Closing Date, of that certain Credit Agreement dated April 29, 2011 (the “Prior Credit Agreement”) among the lenders from time to time party thereto and the Agent (as so amended and restated, the “Amended and Restated Credit Agreement”).
The Amended and Restated Credit Agreement provides for $850 million of senior secured credit facilities, comprised of (i) a $650 million term loan under a six-and-one-half-year term loan facility (maturing September 2019) (the “Term Loan Facility”) and (ii) a $200 million five-year revolving credit facility (maturing March 2018) (the “Revolving Credit Facility”), subject to increase (up to a maximum of $300 million) and reduction from time to time according to the terms of the Amended and Restated Credit Agreement. Amounts borrowed under the Revolving Credit Facility may be borrowed, repaid and reborrowed until the maturity date thereof. Amounts borrowed and repaid under the Term Loan Facility may not be reborrowed. As of the Closing Date, the Company had no outstanding borrowings under the Revolving Credit Facility.
The Company entered into the new Term Loan Facility and the new Revolving Credit Facility to take advantage of improved terms available to the Company in the market.  The improved terms provide several benefits to the Company, including, among other things, the ability to increase the size of both facilities while maintaining a similar level of interest expense as under the Prior Credit Agreement, thereby creating additional flexibility for the Company.

Loans under the Amended and Restated Credit Agreement will bear interest at a rate per annum equal to, at the Company's election:

(a)	in the case of Eurodollar loans, the Adjusted LIBO Rate (as defined below) plus 3.00% (or, if the Company's corporate credit ratings are BB- and Ba3 or higher, 2.75%); and

(b)	in the case of Base Rate loans, the Base Rate (as defined below) plus 2.00% (or, if the Company's corporate credit ratings are BB- and Ba3 or higher, 1.75%).
The “Adjusted LIBO Rate” is the greater of (i) 1.00% per annum and (ii) the product of (x) the LIBO Rate (as defined in the Amended and Restated Credit Agreement) and (y) Statutory Reserves (as defined in the Amended and Restated Credit Agreement). The “Base Rate” is the greatest of (i) the Agent's prime rate, (ii) the Federal Funds Effective Rate (as defined in the Amended and Restated Credit Agreement) plus 0.50% and (iii) the Adjusted LIBO Rate for a one-month interest period plus 1.00%.
Interest on loans under the Amended and Restated Credit Agreement will be payable quarterly or, in the case of Eurodollar loans with an interest period of three months or less, at the end of the applicable interest period.
Under the Amended and Restated Credit Agreement, the Company is required to pay a commitment fee equal to 0.50% per annum on the undrawn portion of the Revolving Credit Facility, payable quarterly, and customary administrative agent and letter of credit fees.

The Amended and Restated Credit Agreement requires the Company to make term loan principal payments of $1.625 million per quarter commencing on May 1, 2013 and continuing through August 1, 2019, with the remaining balance due in September 2019. Optional prepayments of loans under the Amended and Restated Credit Agreement are permitted without premium or penalty, other than customary breakage costs associated with the prepayment of loans bearing interest based on LIBO Rates and a 1.0% premium applicable in the event of a Repricing Transaction (as defined in the Amended and Restated Credit Agreement) prior to March 6, 2014.
Loans under the Amended and Restated Credit Agreement are also subject to mandatory prepayment requirements with respect to certain asset sales, excess cash flow (calculated as set forth in the Amended and Restated Credit Agreement) and certain other events. Prepayments are applied first to the eight immediately following scheduled term loan principal payments, then pro rata to other remaining scheduled term loan principal payments, if any, and thereafter as otherwise provided in the Amended and Restated Credit Agreement. The mandatory excess cash flow prepayment requirements are applicable beginning with the Company's 2015 fiscal year. The similar excess cash flow prepayment requirements in the Prior Credit Agreement that would have required prepayments in April 2013 and April 2014 were canceled by the Amended and Restated Credit Agreement.
The Company's obligations under the Amended and Restated Credit Agreement are guaranteed, in the same manner as under the Prior Credit Agreement, by substantially all of the Company's domestic subsidiaries and certain foreign subsidiaries that have elected to be disregarded for U.S. tax purposes, and are secured, in the same manner as under the Prior Credit Agreement, by security interests in substantially all of the assets of the Company and the guarantor subsidiaries, subject to certain exceptions detailed in the Amended and Restated Credit Agreement and related ancillary documents.
The Amended and Restated Credit Agreement contains certain customary affirmative and negative covenants for credit facilities of this type, which covenants are substantially similar to those in the Prior Credit Agreement. These covenants include limitations on the Company and its subsidiaries with respect to indebtedness, liens, nature of business, investments and loans, distributions, acquisitions, dispositions of assets, sale-leaseback transactions and transactions with affiliates. The Revolving Credit Facility also contains a financial covenant that requires the Company to maintain a ratio of Consolidated Total Debt to Consolidated EBITDA (each as defined in the Amended and Restated Credit Agreement) less than or equal to (i) until January 31, 2015, 5.00 to 1.00 and (ii) thereafter, 4.50 to 1.00 (the “Leverage Ratio Covenant”). The limitations imposed by the covenants are subject to certain exceptions as detailed in the Amended and Restated Credit Agreement.
The Amended and Restated Credit Agreement provides for certain customary events of default with corresponding grace periods. These events of default include failure to pay principal or interest when due under the Amended and Restated Credit Agreement, failure to comply with covenants, any representation or warranty made by the Company proving to be inaccurate in any material respect, defaults under certain other indebtedness of the Company or its subsidiaries, the occurrence of a Change of Control (as defined in the Amended and Restated Credit Agreement) with respect to the Company and certain insolvency or receivership events affecting the Company or its significant subsidiaries. Upon the occurrence of an event of default resulting from a violation of the Leverage Ratio Covenant, the lenders under the Revolving Credit Facility may require the Company to immediately repay outstanding borrowings under the Revolving Credit Facility and may terminate their commitments to provide loans under that facility. A violation of the Leverage Ratio Covenant, would not, by itself, result in an event of default under the Term Loan Facility but may trigger a cross-default under the Term Loan Facility in the event the lenders under the Revolving Credit Facility require the Company to repay outstanding borrowings under the Revolving Credit Facility. Upon the occurrence of other events of default, the lenders may require the Company to immediately repay all outstanding borrowings under the Amended and Restated Credit Agreement and the lenders under the Revolving Credit Facility may terminate their commitments to provide loans under that facility.
Certain of the lenders party to the Amended and Restated Credit Agreement and their respective affiliates have performed, and may in the future perform, various commercial banking, investment banking, underwriting and other financial advisory services for the Company and its subsidiaries for which they have received, or may receive, customary fees and expense reimbursements.
The foregoing description of the Amendment Agreement and the Amended and Restated Credit Agreement, including the covenants and events of default thereunder, is not complete and is qualified in its entirety by reference to the Amendment Agreement, including the Amended and Restated Credit Agreement attached as Exhibit A thereto, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information referred to in “Item 1.01 Entry into a Material Definitive Agreement” is hereby incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1
Amendment and Restatement Agreement, dated as of March 6, 2013, among Verint Systems Inc., the lenders party thereto, and Credit Suisse AG, as administrative agent and collateral agent, including the Amended and Restated Credit Agreement, dated as of March 6, 2013, among Verint Systems Inc., as Borrower, the lenders from time to time party thereto, and Credit Suisse AG, as administrative agent and collateral agent attached as Exhibit A thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERINT SYSTEMS INC.
Date: March 8, 2013	By:/s/ Peter Fante
Name: Peter Fante
Title: Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Amendment and Restatement Agreement, dated as of March 6, 2013, among Verint Systems Inc., the lenders party thereto, and Credit Suisse AG, as administrative agent and collateral agent, including the Amended and Restated Credit Agreement, dated as of March 6, 2013, among Verint Systems Inc., as Borrower, the lenders from time to time party thereto, and Credit Suisse AG, as administrative agent and collateral agent attached as Exhibit A thereto